Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES SECOND QUARTER 2012 RESULTS

Second Quarter 2012 Highlights

•                  Increased second quarter 2012 cash dividend to $0.16 per common share, representing a 60% increase over the prior year.

•                  AFFO per diluted share of $0.22.

•                  Investments of $552 million in 2012, including $371 million during the second quarter.

•                  Total capital raised to date of $362 million for our sponsored non-traded CRE REIT, including $37 million raised in July 2012.

NEW YORK, NY, August 2, 2012 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the quarter ended June 30, 2012.

Second Quarter 2012 Results

NorthStar reported adjusted funds from operations (“AFFO”) for the second quarter 2012 of $0.22 per diluted share compared with $0.61 per diluted share for the second quarter 2011.  AFFO for the second quarter 2012 was $28.3 million compared to $55.6 million for the second quarter 2011.  Net loss to common stockholders for the second quarter 2012 was $(77.5) million, or $(0.62) per diluted share, compared to a net loss of $(52.0) million, or $(0.60) per diluted share for the second quarter 2011.  Second quarter 2012 net loss includes $(94.5) million of unrealized losses relating to non-cash fair value adjustments, compared to $(104.2) million of unrealized losses for the second quarter 2011.  These non-cash fair value losses are excluded from AFFO.

David T. Hamamoto, chairman and chief executive officer, commented, “Throughout the year we have been deploying capital into new investments which increased cash flow to NorthStar and created long-term value for our shareholders.  We continue to have a robust pipeline of exciting investment opportunities and are pleased to have declared another increase to our common dividend this quarter, representing a 60% increase over the last year.”

Investments

During the second quarter, NorthStar invested $77 million of equity in seven commercial real estate loans with a $171 million aggregate principal balance.  NorthStar expects a weighted average return on this invested equity of 17%.

The principal proceeds NorthStar could receive from CDO bonds acquired during the second quarter is $186 million, which were purchased for $94 million and have an expected yield-to-maturity of over 20%. The CDO bonds acquired during the second quarter had a weighted average original credit rating of A+/A1.  As of today, the principal proceeds NorthStar could receive from its owned CDO bonds is $800 million, of which $650 million was repurchased at an average price of 36% in the secondary market and has a weighted average original credit rating of A+/A1.  The discount to par of $417 million represents potential imbedded cash flows that we may realize in future periods in addition to our capital invested in these bonds.

NorthStar had approximately $7.1 billion of assets under management at June 30, 2012.

For additional details regarding NorthStar’s investments, please refer to the tables on the following pages and to the corporate presentation which is posted on NorthStar’s website, www.nrfc.com.

Asset Management Business

During the second quarter 2012, NorthStar received management fees from its consolidated CDOs of $3.6 million, which are eliminated on NorthStar’s consolidated statement of operations.  In addition, during the second quarter 2012, NorthStar received $2.7 million of fees from our sponsored non-traded CRE REIT, NorthStar Real Estate Income Trust, Inc. (“NorthStar Income”).

NorthStar Income raised $92 million in the second quarter 2012 and $362 million since inception, including $37 million in July 2012, through NorthStar Realty Securities, LLC, NorthStar’s wholly-owned broker-dealer. NorthStar Realty Securities, LLC has total signed selling agreements with broker-dealers covering approximately 50,000 registered representatives as of today.  NorthStar expects to earn annual net fees approximately equal to three percentage points based on total capital raised for our sponsored non-traded REITs.

During the second quarter 2012, NorthStar originated on behalf of NorthStar Income, seven loans with a $232 million aggregate principal balance.

Liquidity, Financing and Capital Markets Highlights

Unrestricted cash as of June 30, 2012 totaled approximately $196 million. NorthStar’s  unrestricted cash is approximately $205 million as of today.

In May 2012, NorthStar completed the sale of 20 million shares of its common stock at a public offering price of $5.70 per share, which generated net proceeds to NorthStar of $109 million.

In June 2012, NorthStar issued $75 million of 8.875% exchangeable senior notes due 2032 (“Notes”). Subsequently, in July 2012, an over-allotment option of $7 million of the Notes was exercised.  Total net proceeds to NorthStar were $79 million.

In July 2012, NorthStar sold 3.2 million shares of its existing 8.25% Series B Preferred Stock at a public offering price of $22.60 (excluding accrued dividends) generating net proceeds of $70 million.

In July 2012, NorthStar closed three credit facilities which will be used to finance loan originations; two for NorthStar Income with an aggregate initial availability of $90 million and one for NorthStar with an initial availability of $40 million.

Currently, NorthStar’s only near-term unsecured corporate debt obligations relate to its exchangeable senior notes, of which $36 million principal amount of 11.5% notes are due in June 2013 and $13 million principal amount of 7.25% notes are payable in June 2014 at the holders’ option.

Risk Management

At June 30, 2012, NorthStar had two loans on non-performing status (“NPL”), which had a $15 million aggregate principal amount and a $4 million carrying value.  This compares to two loans which had a $39 million aggregate principal amount and $29 million in carrying value at March 31, 2012.  NorthStar categorizes a loan as non-performing if it is in maturity default and/or is past due 90 days on its contractual debt service payments.

During the second quarter 2012, NorthStar recorded $6.5 million of provision for loan losses relating to two loans, compared to $6.8 million of provision for loan losses related to four loans recorded during the first quarter 2012.  As of June 30, 2012, loan loss reserves totaled $172 million, or 7% of total loans, related to 18 loans with a carrying value of $252 million.

As of June 30, 2012, NorthStar’s core net lease portfolio was 96% leased with a 6.2 year weighted average remaining lease term.  As of June 30, 2012, 100% of NorthStar’s net lease healthcare portfolio was leased to third-party operators with weighted average lease coverage of 1.4x and a 7.4 year weighted average remaining lease term.

The California Supreme Court recently denied the plaintiff’s petition to review the Court of Appeal decision related to the “WaMu” property litigation. NorthStar expects to receive $29 million related to a surety bond in the third quarter which is not currently reflected in unrestricted cash.

Stockholders’ Equity

At June 30, 2012, NorthStar had 139,814,505 total common shares and operating partnership units outstanding and $28 million of non-controlling interests relating to its operating partnership.  GAAP book value per share was $6.13 at June 30, 2012.  Exclusive of certain unrealized adjustments, loan loss reserves and accumulated depreciation and amortization, adjusted book value at June 30, 2012 would be $6.96 per share.  The adjusted book value does not take into consideration any value related to the in-place and anticipated advisory fee income streams generated by NorthStar’s sponsored, non-traded REIT vehicle and our CDO management fees.  For a reconciliation of adjusted book value per share to GAAP book value per share, please refer to the tables on the following pages.

Common Dividend Announcement

On August 1, 2012, NorthStar announced that its Board of Directors declared a cash dividend of $0.16 per share of common stock, payable with respect to the quarter ended June 30, 2012.  The dividend is expected to be paid on August 17, 2012 to shareholders of record as of the close of business on August 13, 2012. The Company’s common shares will begin trading ex-dividend on August 9, 2012.

Earnings Conference Call

NorthStar will hold a conference call to discuss second quarter 2012 financial results on August 2, 2012, at 10:00 a.m. Eastern time.  Hosting the call will be David Hamamoto, chairman and chief executive officer; Albert Tylis, co-president and chief operating officer; Daniel Gilbert, co-president and chief investment officer; and Debra Hess, chief financial officer.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 888-549-7750, or for international callers, by dialing 480-629-9722.

A replay of the call will be available one hour after the call through Thursday, August 9, 2012 by dialing 800-406-7325 or, for international callers, 303-590-3030, using pass code 4551897.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a finance REIT that originates, acquires and manages portfolios of commercial real estate debt, commercial real estate securities and net lease properties.  In addition, NorthStar engages in asset management and other activities related to real estate and real estate finance.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Interest income	$79,988	$110,790	$160,700	$208,430
Rental and escalation income	29,226	25,956	57,659	58,883
Commission income	8,679	1,726	16,078	2,644
Advisory and other fee income	2,742	212	3,259	295
Other revenue	1,531	1,365	1,739	1,615
Total revenues	122,166	140,049	239,435	271,867
Expenses
Interest expense	34,665	34,206	69,963	67,626
Real estate properties — operating expenses	5,025	2,613	9,689	15,110
Asset management expenses	304	1,328	1,801	2,889
Commission expense	6,748	1,299	12,397	2,016
Other costs, net	200	—	392	—
Provision for loan losses	6,537	14,200	13,377	38,700
Provision for loss on equity investment	—	—	—	4,482
General and administrative
Salaries and equity-based compensation (1)	16,014	19,528	30,144	32,269
Other general and administrative	5,570	7,361	12,501	14,062
Total general and administrative	21,584	26,889	42,645	46,331
Depreciation and amortization	12,677	11,526	24,983	19,608
Total expenses	87,740	92,061	175,247	196,762
Income (loss) from operations	34,426	47,988	64,188	75,105
Equity in earnings (losses) of unconsolidated ventures	(336)	(1,555)	(837)	(3,783)
Other income (loss)	—	—	20,258	10,138
Unrealized gain (loss) on investments and other	(115,648)	(130,607)	(211,054)	(282,825)
Realized gain (loss) on investments and other	5,195	36,839	20,547	47,573
Income (loss) from continuing operations	(76,363)	(47,335)	(106,898)	(153,792)
Income (loss) from discontinued operations	(43)	(1,047)	(65)	(638)
Gain (loss) on sale from discontinued operations	285	9,416	285	14,447
Net income (loss)	(76,121)	(38,966)	(106,678)	(139,983)
Less: net (income) loss allocated to non-controlling interests	4,244	(5,813)	6,207	(349)
Preferred stock dividends	(5,635)	(5,231)	(10,958)	(10,463)
Contingently redeemable non-controlling interest accretion	—	(1,973)	—	(4,982)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(77,512)	$(51,983)	$(111,429)	$(155,777)

Net income (loss) per share from continuing operations (basic/diluted)	$(0.62)	$(0.69)	$(0.98)	$(2.05)
Income (loss) per share from discontinued operations (basic/diluted)	—	(0.01)	—	(0.01)
Gain per share on sale of discontinued operations (basic/diluted)	—	0.10	—	0.17
Net income (loss) per common share attributable to NorthStar Realty Finance Corp. common stockholders (basic/diluted)	$(0.62)	$(0.60)	$(0.98)	$(1.89)
Weighted average number of shares of common stock:
Basic	124,802,710	86,966,645	113,524,914	82,605,559
Diluted	131,178,131	91,233,904	119,285,979	86,908,265
Dividends declared per share of common stock	$0.16	$0.10	$0.31	$0.20

(1)          The three months ended June 30, 2012 and 2011 include $4.8 million and $2.6 million, respectively, of equity-based compensation expense.  The six months ended June 30, 2012 and 2011 include $7.2 million and $4.6 million, respectively, of equity-based compensation expense.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands, except share data)

	June 30, 2012	December 31,
	(Unaudited)	2011

Assets
VIE Financing Structures
Restricted cash	$233,778	$261,295
Operating real estate, net	341,997	313,227
Real estate securities, available for sale	1,199,412	1,358,282
Real estate debt investments, net	1,554,868	1,631,856
Investments in and advances to unconsolidated ventures	62,152	60,352
Receivables, net of allowance of $1,210 in 2012 and $1,179 in 2011	19,359	22,530
Derivative assets, at fair value	28	61
Deferred costs and intangible assets, net	42,377	47,499
Assets of properties held for sale	1,597	3,198
Other assets	18,046	23,135
	3,473,614	3,721,435

Non-VIE Financing Structures
Cash and cash equivalents	195,759	144,508
Restricted cash	48,983	37,069
Operating real estate, net	772,892	776,222
Real estate securities, available for sale	147,074	115,023
Real estate debt investments, net	225,212	78,726
Investments in and advances to unconsolidated ventures	40,077	33,205
Receivables	14,910	8,958
Receivables, related parties	7,275	5,979
Unbilled rent receivable	12,907	11,891
Derivative assets, at fair value	11,822	5,674
Deferred costs and intangible assets, net	49,036	50,885
Other assets	10,516	16,862
	1,536,463	1,285,002
Total assets	$5,010,077	$5,006,437

Liabilities
VIE Financing Structures
CDO bonds payable	$2,062,304	$2,273,907
Mortgage notes payable	228,446	228,525
Secured term loan	14,682	14,682
Accounts payable and accrued expenses	14,346	15,754
Escrow deposits payable	70,064	52,660
Derivative liabilities, at fair value	206,152	226,481
Other liabilities	48,733	55,007
	2,644,727	2,867,016

Non-VIE Financing Structures
Mortgage notes payable	554,840	554,732
Credit facilities	132,318	64,259
Exchangeable senior notes	282,694	215,853
Junior subordinated notes, at fair value	161,374	157,168
Accounts payable and accrued expenses	37,486	50,868
Escrow deposits payable	12,345	196
Derivative liabilities, at fair value	—	8,193
Other liabilities	50,324	48,538
	1,231,381	1,099,807
Total liabilities	3,876,108	3,966,823

Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, 8.75% Series A, $0.01 par value, $60,525 and $60,000 liquidation preference as of June 30, 2012 and December 31, 2011, respectively	58,357	57,867
Preferred stock, 8.25% Series B, $0.01 par value, $233,350 and $190,000 liquidation preference as of June 30, 2012 and December 31, 2011, respectively	221,643	183,505
Common stock, $0.01 par value, 500,000,000 shares authorized, 133,425,417 and 96,044,383 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1,334	960
Additional paid-in capital	1,008,913	809,826
Retained earnings (accumulated deficit)	(155,057)	(8,626)
Accumulated other comprehensive income (loss)	(26,229)	(36,160)
Total NorthStar Realty Finance Corp. stockholders’ equity	1,108,961	1,007,372
Non-controlling interests	25,008	32,242
Total equity	1,133,969	1,039,614
Total liabilities and equity	$5,010,077	$5,006,437

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  These include: Funds From Operations and Adjusted Funds From Operations.   NorthStar believes these terms can be useful measures of its performance, which are further defined following the table below.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO) ($ in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Funds from Operations:
Income (loss) from continuing operations	$(76,363)	$(47,335)	$(106,898)	$(153,792)
Non-controlling interests(1)	280	(8,267)	540	(8,395)
Net income (loss) before non-controlling interest in Operating Partnership	(76,083)	(55,602)	(106,358)	(162,187)

Adjustments:
Preferred stock dividends	(5,635)	(5,231)	(10,958)	(10,463)
Depreciation and amortization	11,238	11,526	22,158	19,608
Funds from discontinued operations	(40)	(909)	(61)	154
Real estate depreciation and amortization, unconsolidated ventures	207	207	414	439
Funds from Operations	(70,313)	(50,009)	(94,805)	(152,449)

Adjusted Funds from Operations:
Funds from Operations	(70,313)	(50,009)	(94,805)	(152,449)
Straight-line rental income, net	(687)	(1,009)	(1,357)	(1,232)
Straight-line rental income/expense and fair value lease revenue, unconsolidated ventures	234	(31)	468	(52)
Amortization of above/below market leases	(260)	(170)	(518)	(384)
Amortization of equity-based compensation	4,829	2,613	7,158	4,647
Unrealized (gain) loss from fair value adjustments	94,479	104,176	168,342	226,464
Adjusted Funds from Operations	$28,282	$55,570	$79,288	$76,994

FFO per share of common stock	$(0.54)	$(0.55)	$(0.79)	$(1.75)
AFFO per share of common stock	$0.22	$0.61	$0.66	$0.89

(1)          Amount excludes non-controlling limited partner interests in NorthStar’s operating partnership.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income (loss) (computed in accordance with U.S. GAAP), excluding gains (losses) from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, impairment charges on depreciable property owned directly or indirectly and after adjustments for unconsolidated ventures.    FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

NorthStar calculates AFFO by subtracting from or adding to FFO:

•                  normalized recurring expenditures that are capitalized by NorthStar and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•                  an adjustment to reverse the effects of the straight-lining of rental income or expense and fair value lease revenue;

•                  the amortization or accrual of various deferred costs including intangible assets and equity-based compensation;

•                  an adjustment to reverse the effects of acquisition gains or losses; and

•                  an adjustment to reverse the effects of non-cash unrealized gains (losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP.  Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties.  Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

Assets Under Management at June 30, 2012 (1)

($ in thousands)

	Amount	%
CRE Debt
First mortgage loans	$1,640,343	23.2%
Mezzanine loans	447,559	6.3%
Credit tenant and term loans	191,021	2.7%
Subordinate mortgage interests	130,737	1.8%
Other (2)	324,012	4.5%
Total CRE debt	2,733,672	38.5%

CRE Securities
CMBS	2,527,232	35.7%
Third-party CDO notes	261,131	3.7%
Other securities	161,338	2.3%
Total CRE securities	2,949,701	41.7%

Net Lease
Core net lease	404,459	5.7%
Healthcare net lease	561,641	7.9%
Total net lease	966,100	13.6%

Subtotal NorthStar	6,649,473	93.8%

Sponsored REIT
NorthStar Income (3)	435,826	6.2%
Grand total	$7,085,299	100.0%

(1)

Based on principal amount of CRE debt and security investments and the cost basis of net lease properties. Any real estate owned (either directly or through a joint venture) as a result of taking title to a property through foreclosure, deed in lieu or otherwise (“taking title to a property”) reflects the principal amount of the loan at time of foreclosure.

(2)	Primarily related to real estate owned (either directly or through a joint venture) as a result of taking title to a property.
(3)	Based on consolidated total assets.

Investments

2012 Year-to-Date through August 2, 2012

($ in millions)

NorthStar Balance Sheet Investments	Assets	Invested Equity	Expected ROE (1)

Repurchases of NorthStar CDO bonds	$285	$132	20	%+
CRE Loans	186	81	17%
Opportunistic CRE investments	81	77	16	%+

Total / weighted average	$552	$290	18	%+

Originated loans in 2012 - NorthStar non-traded REIT	$265

Total Loans	$451

(1) Management provides no assurances that the weighted average life or cash flows of investments will be consistent with management’s expectations or that the CDO bonds, originated loans or other investments, will payoff at par, if at all. Actual results could differ materially from those presented.

Balance Sheet Holdings of NorthStar CDO Bonds (1)

At August 2, 2012

($ in thousands)

Principal
Amount (2)
Based on original credit rating:

AAA	$213,503
AA through BBB	394,417
Below investment grade	191,790
Total	$799,710

Weighted average original credit rating of repurchased CDO bonds	A+ / A1
Weighted average purchase price of repurchased CDO bonds	36%

(1)	Unencumbered CDO bonds are owned by NorthStar. The majority of CDO bonds are eliminated with the corresponding liability of the respective CDO on NorthStar’s consolidated financial statements.

(2)	Represents the maximum amount of principal proceeds that could be received.

CDOs primarily backed by CRE Debt

($ in thousands)

	N-Star IV	N-Star VI	N-Star VIII	CSE		CapLease
	Jun-05	Mar-06	Dec-06	Jul-10		Aug-11		Total
Issue/Acquisition Date
Balance sheet as of June 30, 2012 (1)
Assets, principal amount	$381,796	$470,522	$965,940	$1,067,565		$170,094		$3,055,917
CDO bonds, principal amount (2)	261,238	362,650	727,702	992,642		150,730		2,494,962
Net assets	$120,558	$107,872	$238,238	$74,923		$19,364		$560,955

CDO quarterly cash distributions and coverage tests (3)

Equity notes and retained original below investment grade bonds	$1,412	$322	$5,109	$8,423		$679		$15,945
Collateral management fees	296	478	1,003	541		88		2,406

Interest coverage cushion (1)	1,574	1,078	6,976	9,902		405

Overcollateralization cushion (shortfall) (1)	54,972	56,641	139,942	70,784		8,788
At offering	19,808	17,412	42,193	(151,595	)(4)	5,987	(5)

(1)	Based on remittance report issued on date nearest to June 30, 2012.
(2)	Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.
(3)	Interest coverage and overcollateralization coverage to the most constrained class.
(4)	Based on trustee report as of June 24, 2010, closest to the date of acquisition.
(5)	Based on trustee report as of August 31, 2011, closest to the date of acquisition.

CDOs primarily backed by CRE Securities

($ in thousands)

	N-Star I	N-Star II	N-Star III	N-Star V	N-Star VII	N-Star IX
	Aug-03	Jul-04	Mar-05	Sep-05	Jun-06	Feb-07	Total
Issue/Acquisition Date
Balance sheet as of June 30, 2012 (1)
Assets, principal amount	$189,181	$197,639	$303,816	$444,267	$454,050	$1,072,576	$2,661,529
CDO bonds, principal amount (2)	177,923	182,531	217,065	322,118	324,335	747,051	1,971,023
Net assets	$11,258	$15,108	$86,751	$122,149	$129,715	$325,525	$690,506

CDO quarterly cash distributions and coverage tests (3)

Equity notes and retained original below investment grade bonds	$—	$—	$—	$—	$—	$2,033	$2,033
Collateral management fees	66	64	117	105	120	742	1,214

Interest coverage cushion (shortfall) (1)	NEG	NEG	1,047	NEG	NEG	2,355

Overcollateralization cushion (shortfall) (1)	NEG	NEG	NEG	NEG	NEG	75,852
At offering	8,687	10,944	13,610	12,940	13,966	24,516

(1)	Based on remittance report issued on date nearest to June 30, 2012.
(2)	Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.
(3)	Interest coverage and overcollateralization coverage to the most constrained class.

GAAP Book Value Rollforward

($ in thousands, except per share data)

	Amount	Per Share
Common book value at March 31, 2012, per share	$837,214	$7.00

Net income to common shareholders and non-controlling interest, excluding non-cash fair value adjustments included in net income (loss)	13,008	0.11

Fair value adjustments included in net income (loss):
CDO bonds payable	(86,338)	(0.72)
Trust preferred debt	15,554	0.13
Securities and investments held at fair value	(29,539)	(0.25)
Derivatives	5,839	0.05

Equity component of exchangeable senior notes issued	1,986	0.02

Change in other comprehensive income	6,367	0.05

Common dividends	(17,959)	(0.15)

Accretion (dilution) from additional shares issued during quarter (1)	110,540	(0.11)
Total net increases/(decreases)	19,458	(0.87)

Common book value at June 30, 2012, per share (2)(3)	$856,672	$6.13

(1)

Includes $106 million of net proceeds from common stock offering completed in May 2012, net of common dividends associated with these shares paid during the quarter. Additional amounts relate to amortization of LTIPs and issuance of common shares from Dividend Reinvestment Plan.

(2)	Common book value is calculated as total stockholder’s equity of $1.1 billion and non-controlling interest in the operating partnership of $28 million less preferred stock of $280 million.
(3)

Cumulative net unrealized adjustments total a positive $236 million ($1.69 per share), loan loss reserves total a negative $172 million ($1.23 per share) and accumulated depreciation and amortization total a negative $181 million ($1.29 per share) as of June 30, 2012. Excluding certain unrealized adjustments, loan loss reserves and accumulated depreciation and amortization would result in a $6.96 adjusted book value per share at June 30, 2012. GAAP book value per share and adjusted book value per share calculations do not take into account any potential dilution from certain RSUs, exchangeable notes or warrants.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

					Remaining			Cost basis
Date				Square	Lease	Cost	Existing	less
Acquired	Tenant or Guarantor of Tenant		Location/MSA	Feet	Term (1)	Basis (2)	Debt	Debt

Oct-2004	ALGM Portfolio - Sbarro, Inc. (3)		One property in New York, NY	7,500	0.5	$3,290	$—	$3,290
Nov-2007	Alliance Data Systems Corp.		Columbus, OH	199,112	5.4	33,829	22,776	11,053
Mar-2007	Citigroup, Inc.		Fort Mill, SC/Charlotte	165,000	8.3	34,303	29,697	4,606
Jun-2006	Covance, Inc.		Indianapolis, IN	333,600	13.5	34,519	27,223	7,296
Feb-2007	Credence Systems Corp.		Milpitas, CA/San Jose	178,213	4.7	30,144	20,883	9,261
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc. (3)		9 properties	467,971	3.6 - 12.2	64,503	46,318	18,185
Sep-2005	Electronic Data Systems Corp.		2 in MI / 1 in CA / 1 in PA	387,842	3.2	62,718	45,001	17,717
Aug-2005	GSA - U.S. Department of Agriculture		Salt Lake City, UT	117,553	4.8	22,851	14,401	8,450
Jun-2007	Landis Logistics / East Penn		Reading, PA	609,000	3.9 - 5.5	26,014	18,222	7,792
Jul-2006	Northrop Grumman Space & Mission Systems Corp	.	Aurora, CO/Denver	183,529	3.0	42,400	31,940	10,460
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.		Rockaway, NJ/ Northern NJ	121,038	2.9 - 5.1	22,221	16,506	5,715
Feb-2006	Quantum Corporation (4)		Colorado Springs, CO	406,207	0.4 - 8.7	27,635	17,435	10,200

Total NRFC NNN Holdings, LLC Portfolio				3,176,565	6.2	$404,427	$290,402	$114,025

(1) Remaining lease term as of June 30, 2012.  Total represents weighted average based on cost basis.

(2) Cost basis includes capitalized expenditures since acquisition.

(3) One ALGM property and six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.

(4) Dollar amounts shown are 50% of total relating to NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile

($ in thousands)

	Three Months Ended June 30, 2012					Primary Tenant
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service		NOI Less Debt Service	Market Cap (1)		Actual Credit Rating

ALGM Portfolio - Sbarro, Inc.	$218	$218	$—		$218	N/A		not rated
Alliance Data Systems Corp.	582	579	(455)		124	7,006		not rated
Citigroup, Inc.	538	535	(507)		28	77,116		A- / A3
Covance, Inc.	638	636	(513)		123	2,596		not rated
Credence Systems Corp.	701	667	(443)		224	312		not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,321	1,279	(967)		312	5,730		not rated(2)
Electronic Data Systems Corp.	1,508	1,495	(818)		677	13,900		not rated
GSA - U.S. Department of Agriculture	625	419	(300)		119	N/A		implied AAA
Landis Logistics / East Penn	349	328	(332	)(3)	(4)	N/A	(4)	not rated
Northrop Grumman Space & Mission Systems Corp.	846	846	(751)		95	15,860		BBB+/Baa1
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	468	468	(301)		167	362	(5)	B/B2(6)
Quantum Corporation (50%)	626	618	(324)		294	334		not rated

Total	$8,420	$8,088	$(5,711)		$2,377

(1) Based on information from Bloomberg at close of market on June 30, 2012 and presented in millions.

(2) Dick’s Sporting Goods, Inc. is not rated by the major credit rating agencies.  PetSmart, Inc. is rated BB+ by S&P.

(3) A portion of debt service is currently funded from a reserve account made up of an early lease termination fee received from prior tenant, not reflected in this schedule.

(4) Privately-held company, market capitalization information is not publicly disclosed.

(5) Represents purchase price by Amscan Holdings, Inc. (controlled by Berkshire Partners and Weston Presidio) for Party City in December 2005.  No other recent data is available.

(6) The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, those relating to the operating performance of our investments, our financing needs, the effects of our current strategies, loan and securities activities, our ability to manage our collateralized debt obligations, or CDOs, and our ability to raise capital. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward looking statements. These factors include, but are not limited to: adverse economic conditions and the impact on the commercial real estate finance industry; access to debt and equity capital and our liquidity; our use of leverage; our ability to meet various coverage tests with respect to our CDOs; our ability to obtain mortgage financing on our net lease properties; the affect of economic conditions on the valuations of our investments; performance of our investments relating to our expectations and the impact on our actual return on equity; ability to source and close on attractive investment opportunities; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant or borrower defaults or bankruptcy; illiquidity of properties in our portfolio; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; regulatory requirements with respect to our business and the related cost of compliance; the impact of any conflicts arising from our asset management business; the ability to raise capital for the non-listed real estate investment trusts, or REITs, we sponsor; changes in laws or regulations governing various aspects of our business; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; competition for qualified personnel and our ability to retain key personnel; the effectiveness of our risk management systems; failure to maintain effective internal controls; whether the decision issued by the Court of Appeal of the State of California, Second Appellate District, in our favor associated with litigation involving net lease investments formerly leased to Washington Mutual Bank stands and is no longer subject to further appeal; compliance with the rules governing REITs; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward-looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 beginning on page 18. The factors set forth in the Risk Factors section could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772